Exhibit 99.1

N E W S R E L E A SE

For Immediate Release	One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. (NYSE:PNX) Provides Highlights of Statutory Results and Estimated Operating Metrics for First Quarter of 2013

●	Phoenix Life Insurance Company first quarter 2013 unaudited statutory results filed with state regulators

●	Estimated first quarter 2013 operating metrics provided for The Phoenix Companies, Inc.

Hartford, Conn., May 15, 2013 – The Phoenix Companies, Inc. (NYSE:PNX) today provided first quarter 2013 unaudited statutory results for its principal operating subsidiary, Phoenix Life Insurance Company (PLIC), and estimated first quarter 2013 operating metrics.

FIRST QUARTER 2013 STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

PLIC today filed its unaudited statutory financial results for the quarter ended March 31, 2013 with the New York Department of Financial Services. The following are highlights from PLIC’s first quarter 2013 unaudited statutory financial results filing:

●	Statutory net gain from operations was $26.2 million, and the statutory net loss was $38.9 million for the quarter ended March 31, 2013.
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Statutory surplus and asset valuation reserve was $828.5 million at March 31, 2013 and $922.5 million at Dec. 31, 2012. The March 31, 2013 balance reflects the following actions in the first quarter of 2013:

o	PLIC paid a $20 million dividend to the parent holding company.
o
PLIC and its subsidiary, PHL Variable Insurance Company, initiated a hedge to protect surplus against the impact of rising interest rates. The hedge also positions The Phoenix Companies, Inc. to utilize tax benefits related to expiring capital loss carryforwards maintained at the holding company. The transaction decreased statutory surplus by $55.2 million and increased holding company assets through an inter-company tax receivable of $48.0 million. This receivable is expected to be settled in the second quarter of 2013, enhancing holding company liquidity and capital flexibility.

●	Risk-based capital ratio was estimated to be 357% at March 31, 2013.

PLIC’s statutory results are not indicative of, and are not a replacement for, the consolidated GAAP results of The Phoenix Companies, Inc. Variances between PLIC’s statutory financial results and its or The Phoenix Companies, Inc.’s GAAP financial information are likely to be material.

FIRST QUARTER 2013 ESTIMATED OPERATING METRICS FOR THE PHOENIX COMPANIES, INC.

The following are currently estimated operating metrics for the first quarter of 2013:

●	Annuity deposits of $177.9 million for the first quarter of 2013.
●	Net annuity flows (deposits less surrenders) of $40.9 million for the first quarter of 2013.
●	Annuity funds under management of $5.2 billion at March 31, 2013.
●	Life insurance annualized premium of $0.4 million for the first quarter of 2013.
●	Gross life insurance in-force of $110.9 billion at March 31, 2013.
●	First quarter 2013 mortality was in line with expectations, with favorable experience in the open block, driven by universal life results, and slightly unfavorable experience in the closed block.
●	First quarter 2013 total individual life surrenders at an annualized rate of 5.1%, and closed block life policies at an annualized rate of 4.6%.
●	First quarter 2013 annuity surrenders at an annualized rate of 10.4%.
●	Holding company cash and securities and the $48.0 million tax receivable totaled $190.0 million at March 31, 2013.
●	Saybrus Partners EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), including inter-company revenues, was modestly positive for the first quarter of 2013.

RESTATEMENT AND FILING OF GAAP FINANCIAL STATEMENTS

●	As previously announced, Phoenix will provide an update on both timing and estimated financial impact of its restatement of prior period GAAP financial statements on or before May 31, 2013.
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On Nov. 8, 2012, Phoenix announced it would restate previously issued GAAP financial statements for the years ended December 31, 2011, 2010 and 2009, the interim periods for 2011, and the first and second quarters of 2012.  The company provided updates on the process on March 15, 2013 and April 24, 2013.

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On May 10, 2013, Phoenix filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission disclosing that it is unable to complete its restatement process, evaluate its conclusions regarding internal controls, and file its first quarter 2013 Quarterly Report on Form 10-Q on or before the prescribed due date and that it does not expect to file such Form 10-Q within the five day extension period offered by Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

ABOUT PHOENIX

Headquartered in Hartford, Connecticut, The Phoenix Companies, Inc. (NYSE:PNX) is a boutique life insurance and annuity company serving customers’ retirement and protection needs through select independent distributors. Its principal operating subsidiary, Phoenix Life Insurance Company, has its statutory home office in East Greenbush, New York.  For more information, visit www.phoenixwm.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The foregoing contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, including, without limitation, our expectation to provide information within anticipated timeframes. Such forward-looking statements often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Our ability to complete the restatement and resume a timely filing schedule with respect to our SEC filings reflecting the restatement is subject to a number of contingencies, including but not limited to, whether we continue to identify errors in our consolidated financial statements, whether existing systems and processes can be timely updated, supplemented or replaced, and the number and complexity of, and periods covered by, the periodic reports that we will have to file with the SEC to reflect the restatement. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others, those risks and uncertainties described in any of our other filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our reports filed with the SEC and are available on our website at www.phoenixwm.com under “Investor Relations”. You are urged to carefully consider all such factors. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this news release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this news release, such statements or disclosures will be deemed to modify or supersede such statements in this news release.
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